UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 29, 2005

Date of report (Date of earliest event reported)

Gramercy Capital Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue New York, New York		10170
(Address of Principal Executive Offices)		(Zip Code)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On April 29, 2005, Gramercy Capital Corp. (“Gramercy”) closed on its $57.5 million investment in a joint venture with SL Green Realty Corp. (“SLG”) to acquire, own and operate the South Building located at One Madison Avenue, New York, New York (the “Property”).  Gramercy funded its investment in the joint venture using previously-existing borrowing availability under its warehouse facilities.  Also on April 29, 2005, the joint venture completed the acquisition of the Property from Metropolitan Life Insurance Company for the purchase price of $802.8 million, financed in part through a $690.0 million first mortgage loan on the Property.  The Property comprises approximately 1.2 million square feet and is almost entirely net leased to Credit Suisse First Boston (USA), Inc. (“CSFB”) pursuant to a lease with a 15-year remaining term.

A copy of the press release announcing the completion of the acquisition of the Property is attached hereto as Exhibit 99 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Since Gramercy’s investment underwriting on the Property was based primarily on the financial strength of CSFB, and the related long-term net lease, Gramercy’s management believes that the financial condition and results of operations of CSFB is more relevant to investors than financial statements of the Property acquired.  CSFB currently files its financial statements in reports filed with the SEC.

(b)  Pro forma financial information

To be filed by amendment as soon as practicable, but not later than 71 days after the date that the initial report on Form 8-K must be filed.

(c)  Exhibits

Press Release dated May 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2005

By :	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer